Exhibit 99.28(d)(xiii)

Lord Abbett Series Fund, Inc.

Addendum to Management Agreement

Between Lord Abbett Series Fund, Inc.

and Lord, Abbett & Co. LLC

Dated: April 14, 2014

Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Series Fund, Inc. on behalf of the Short Duration Income Portfolio (the “Portfolio”), do hereby agree that the annual management fee rate for the Portfolio with respect to paragraph 2 of the Management Agreement dated December 1, 1989 (the “Agreement”), shall be as follows:

0.35% on the first $1 billion of average daily net assets;

0.30% on the next $1 billion of average daily net assets; and

0.25% on the Fund’s average daily net assets over $2 billion.

For purposes of Section 15(a) of the Investment Company Act of 1940, this Addendum and the Agreement shall together constitute the investment advisory contract of the Portfolio.

LORD ABBETT SERIES FUND, INC. on behalf of the Short Duration Income Portfolio

BY:	/s/ Thomas R. Phillips
Thomas R. Phillips
Vice President and Assistant Secretary

LORD, ABBETT & CO. LLC

BY:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel